Exhibit 23.1

                                AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-20807, No. 333-63833 and No. 333-110177) and on Form S-3 (No
333-109690 and No. 333-109634) of FuelCell Energy, Inc. of our report dated February 11, 2003 relating to the consolidated balance sheet of Global Thermoelectric Inc. as at December 31, 2002, and the consolidated statements of operations and accumulated deficit and cash flows for the year then ended, included in this Current Report on Form 8-K/A of FuelCell Energy, Inc. filed on or about September 9, 2004.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Calgary, Canada
September 9, 2004